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                                                                    EXHIBIT 23.1


                         Independent Auditors' Consent


The Stockholders and Board of Directors
Beckman Coulter, Inc.:

We consent to the use of our audit report dated January 23, 1998, except as to
Note 16, which is as of March 4, 1998, on the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K/A of Beckman Coulter, Inc., incorporated herein by reference.

                                        /s/ KPMG PEAT MARWICK LLP

Orange County, California
December 16, 1998